Exhibit 10.4

[EXECUTION COPY]

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

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IN RE AUTHENTIDATE HOLDING CORP. SECURITIES LITIGATION	: :	Case No. 1:05-CV-5323-LTS
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STIPULATION OF SETTLEMENT

This Stipulation of Settlement, as amended and dated as of January 27, 2011 (the “Stipulation”), is submitted pursuant to Rule 23(e) of the Federal Rules of Civil Procedure. Subject to the approval of the Court, this Stipulation is entered into by and among the following settling parties to the above-entitled litigation (the “Action”): (i) the Lead Plaintiff Illinois State Board of Investment (on behalf of itself and each of the other Class Members), by and through its counsel of record; and (ii) Defendants Authentidate Holding Corp. (“Authentidate”), Surendra Pai, John J. Waters, Denis H. Bunt, Peter R. Smith and John T. Botti (collectively, with Lead Plaintiff, the “Settling Parties”), by and through their counsel of record. This Stipulation is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Action and the Released Claims (as defined below), upon and subject to the terms and conditions hereof (the “Settlement”).

In connection with seeking the Court’s approval of the Settlement on the terms herein, the Settling Parties will seek certification by the Court of the Settlement Class, as defined in this Stipulation, pursuant to Rule 23, Fed. R. Civ. P., and a determination that this Action is properly maintained as a class action pursuant to Rule 23.

I.	THE LITIGATION

A. Between June and August 2005, six purported shareholder class actions were filed in the United States District Court for the Southern District of New York (the “Court”) against Authentidate and certain of its then current and former directors and officers.

B. Plaintiffs in those actions alleged that defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Sections 11 and 15 of the Securities Act of 1933 (the “Securities Act”). The claims were based on, among other things, the allegation that Authentidate failed to disclose that its August 2002 agreement with the United States Postal Service (the “USPS Agreement”) for the sale of electronic postal marks contained certain performance metrics, and that the Postal Service could cancel the agreement if Authentidate did not meet these metrics; that Authentidate did not disclose complete and accurate information about its performance thereunder; and that when Authentidate disclosed that the Postal Service had sent notice that it intended to cancel that Agreement due to Authentidate’s failure to meet the performance metrics, the market price of its stock declined.

C. On October 7, 2005 the Court consolidated the actions under the caption In re Authentidate Holding Corp. Securities Litigation, C.A. No. 05 Civ. 5323 (LTS), and appointed the Illinois State Board of Investment as Lead Plaintiff, and the law firm of Entwistle & Cappucci LLP as Lead Plaintiff’s Counsel.

D. On January 3, 2006, the Lead Plaintiff filed an Amended Consolidated Complaint. Defendants then moved to dismiss that Complaint on numerous grounds, including the undisputed fact that the USPS Agreement had never been cancelled and remained in effect.

E. On July 14, 2006, the Court dismissed the Amended Consolidated Complaint in its entirety: certain claims were dismissed with prejudice; but the Lead Plaintiff was granted leave to replead those claims which were not dismissed with prejudice.

F. On August 4, 2006, the Lead Plaintiff filed a Second Amended Complaint which, in accordance with the Court’s grant of limited leave to amend, asserted claims that were similar to those in the prior complaint, but did not assert previously dismissed claims relating to patents or any claims under the Securities Act. Defendants then moved to dismiss that Complaint on numerous grounds.

G. On March 23, 2009, the Court granted Defendants’ motion to dismiss the Second Amended Complaint with prejudice. Lead Plaintiff then filed an appeal to the United States Court of Appeals for the Second Circuit.

H. On March 12, 2010, the Court of Appeals issued an order affirming, in part, and vacating and remanding, in part, the March 23, 2009 decision dismissing the Second Amended Complaint. Defendants’ Counsel thereafter advised Lead Plaintiff’s Counsel and the Court that Defendants intended to again move to dismiss those parts of the Second Amended Complaint as to which the Court of Appeals had remanded.

I. In addition to the class actions, in June and July 2005, four putative shareholder derivative actions, purportedly on behalf of Authentidate, were filed in the Court against certain then current and former directors and officers of Authentidate, based on substantially the same events and allegations as in the class action complaints. After those four cases were consolidated under the caption In re Authentidate Holding Corp. Derivative Litigation, No. 05-CV-5499 (the “Consolidated Derivative Action”), defendants moved to dismiss the action. On April 18, 2006, the plaintiffs in that action sought to voluntarily dismiss the Consolidated Derivative Action without prejudice. On May 5, 2006, the Court granted that motion.

J. On December 13, 2005, a purported shareholder derivative action was filed in the Supreme Court of New York, Schenectady County, entitled Elkin v. Goldman, et al., No. 2240/2005, which asserted substantially identical claims to those that were alleged in the Consolidated Derivative Action. In March 2006, Authentidate’s Board of Directors rejected the Elkin plaintiff’s demand that such claims be brought on behalf of Authentidate against its Board and certain executives. There have been no further proceedings in that action.

K. Following the March 12, 2010 decision of the Second Circuit Court of Appeals affirming the dismissal of many of plaintiffs’ claims, and Defendants’ advice that they would renew their motion to dismiss as to those claims that had been remanded, Lead Plaintiff’s Counsel and Defendants’ Counsel began discussing a potential settlement. As the Court of Appeals had affirmed the dismissal of all claims based upon purchases of Authentidate common stock which pre-date July 16, 2004, the parties agreed that, at a minimum, claims based upon purchases which pre-date July 16, 2004 were no longer viable. Over a dozen settlement negotiation discussions took place between April 9, 2010 and October 20, 2010 when a settlement, in principle, was reached. The parties thereafter negotiated the documentation of the Settlement. Following a conference with the Court, the parties amended certain provisions of the settlement documentation and executed this Stipulation.

L. The Lead Plaintiff believes that the claims that would be subject to renewed motions to dismiss on remand have merit. However, Lead Plaintiff and its counsel recognize and acknowledge the further expense and length of continued proceedings (in addition to the more than five years of litigation to date) that will be necessary to prosecute the Action through additional potentially dispositive motions to dismiss (and, if Lead Plaintiff prevails, for class certification and summary judgment), trial and appeals. Lead Plaintiff also has taken into account the uncertain outcome and the risk of any litigation, as to issues of liability and damages, especially in complex actions such as this; and the difficulties and delays inherent in such litigation, even after it has already prosecuted this action for more than five years. In addition, Lead Plaintiff is mindful of the inherent problems of proof under, and possible defenses to, the securities law claims asserted in the Action. Lead Plaintiff believes that the Settlement set forth in this Stipulation confers substantial benefits upon the Settlement Class. Based on its evaluation, and the advice of its counsel, Lead Plaintiff has determined that the Settlement set forth in this Stipulation is a fair, reasonable, and adequate resolution of Class Members’ claims.

M. Defendants deny any wrongdoing or liability whatsoever; and this Stipulation shall in no event be construed as or deemed to be evidence or an admission or concession on the part of any Defendant with respect to any claim, or of any fault or liability or wrongdoing or damage whatsoever, or of any infirmity in the defenses that the Defendants have asserted or could assert, if the Action were to proceed. Nonetheless, Defendants have concluded that further conduct of the Action would continue to be protracted and expensive, and that it is desirable that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. Defendants also have taken into account the uncertainty and risks inherent in any litigation, especially in complex cases such as this. Defendants have, therefore, determined that it is desirable and beneficial to them that the Action be settled in the manner and upon the terms and conditions set forth in this Stipulation.

II.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Lead Plaintiff (for itself and the Class Members) and Defendants, by and through their respective attorneys, that, subject to the approval of the Court under Rule 23, Fed. R. Civ. P., the Action and the Released Claims (as defined below) shall be finally and fully compromised, settled and released, and the Action shall be dismissed with prejudice, as to all Settling Parties, upon and subject to the terms and conditions of this Stipulation, as follows.

1.	Definitions

The terms below shall have the following meanings for the purpose of this Stipulation and the exhibits to this Stipulation:

1.1 “Action” means the above-captioned action and all complaints filed and consolidated into this action.

1.2 “Authentidate” means Authentidate Holding Corp. and its subsidiaries and affiliated entities.

1.3 “Authorized Claimant” means any Settlement Class Member who purchased the common stock of Authentidate during the period from and including July 16, 2004 through May 27, 2005 who submits a timely and valid Proof of Claim and Release Form that is allowed pursuant to the terms of this Stipulation and the Plan of Allocation (defined below).

1.4 “Claims Administrator” means The Garden City Group.

1.5 “Class” and “Class Members” mean, for purposes of this Stipulation only, all persons who purchased the common stock of Authentidate during the period from and including July 16, 2004 through May 27, 2005, inclusive, and were damaged thereby, excluding any Person who is or was named as a Defendant in the Action at any time, members of their immediate families, directors and officers of Authentidate and their immediate families, and present or past heirs, executors, estates, administrators, predecessors, successors, assigns, parents, subsidiaries and agents of any of these persons or entities.

1.6 “Class Period” means, for the purposes of this Stipulation only, the period from and including July 16, 2004 through and including May 27, 2005.

1.7 “Complaint” means the Second Consolidated Amended Class Action Complaint filed in the Action on August 4, 2006.

1.8 “Defendants” means Authentidate, Surendra Pai, John J. Waters, Denis H. Bunt, Peter R. Smith and John T. Botti.

1.9 “Defendants’ Counsel” means Weil, Gotshal & Manges, LLP, 767 Fifth Avenue New York, New York 10153.

1.10 “Effective Date” means the first date by which all of the events and conditions specified in ¶ 7.1 of this Stipulation have been met and have occurred.

1.11 “Escrow Agent” means Entwistle & Cappucci LLP.

1.12 “Final” means when the last of the following with respect to the Final Judgment approving the Stipulation, substantially in the form of Exhibit B attached hereto, shall have occurred: (i) the expiration of the time to file a motion to alter or amend the Final Judgment under Federal Rule of Civil Procedure 59(e) has passed without any such motion having been filed; (ii) the expiration of the time in which to appeal from entry of the Final Judgment has passed without any appeal having been taken; and (iii) if a motion to alter or amend or for reconsideration is filed or if an appeal is taken, the determination of that motion or appeal in such a manner that affirms and leaves in place the Final Judgment without any material modification, substantially in accordance with the terms and conditions of this Stipulation. For purposes of this paragraph, an “appeal” shall include any petition for a writ of certiorari or other writ that may be filed in connection with approval or disapproval of this Stipulation or the Settlement herein, or request for en banc review or reconsideration, and all proceedings ordered on remand, and all proceedings arising out of any subsequent appeal or appeals following decisions on remand, but shall not include any appeal which concerns only the issue of attorneys’ fees and expenses, any Plan of Allocation of the Settlement Fund, as hereinafter defined, or the Court’s findings and conclusions pursuant to Section 21D(c)(1) of the Exchange Act, as amended by the PSLRA.

1.13 “Final Judgment” means the judgment to be rendered by the Court, substantially in the form attached hereto as Exhibit B.

1.14 “Individual Defendants” means Surendra Pai, John J. Waters, Denis H. Bunt, Peter R. Smith and John T. Botti.

1.15 “Lead Plaintiff” means the Illinois State Board of Investment.

1.16 “Lead Plaintiff’s Counsel” means Entwistle & Cappucci LLP, 280 Park Avenue, New York, New York 10017.

1.17 “Net Settlement Fund” means the portion of the Settlement Fund to be distributed to Authorized Claimants after payment of or provision for expenses of Settlement notice and administration, Taxes and Tax Expenses, and such attorneys’ fees and expenses as the Court may approve.

1.18 “Person” means an individual, corporation, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

1.19 “Plan of Allocation” means the plan or formula of allocation for distributing the Net Settlement Fund to Authorized Claimants, as approved by the Court. Any Plan of Allocation is not part of this Stipulation, and neither Defendants nor the Related Parties shall have any responsibility or liability with respect thereto. The Plan of Allocation that Lead Plaintiff proposes is attached hereto as Exhibit A-4.

1.20 “Preliminary Order” means the proposed order preliminarily approving the Settlement set forth in this Stipulation and directing notice thereof to the Class, substantially in the form attached hereto as Exhibit A.

1.21 “Related Parties” means each of the past and/or present directors, officers, employees, partners, insurers, co-insurers, reinsurers, controlling shareholders, attorneys, advisers, consultants, accountants or auditors, personal or legal representatives, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, related and/or affiliated entities of Authentidate, or any Person who is or was named as a defendant in the Action, any entity in which any Person who is or was named as a defendant in the Action (including any prior complaints in the Action), has a controlling interest, any members of any Individual Defendant’s immediate family, and/or any trust of which any Individual Defendant is the settlor or which is for the benefit of any Individual Defendant’s family.

1.22 “Released Claims” means any and all claims (including “Unknown Claims” as defined below), causes of action and rights, against any or all of the Released Persons and their Related Parties, belonging to Lead Plaintiff, Lead Plaintiff’s Counsel and any or all members of the Class, and its or their present or past heirs, executors, estates, administrators, predecessors, successors, assigns, parents, subsidiaries and agents, including, without limitation, any claims, causes of action and rights, whether direct, derivative, individual, representative or in any other capacity, arising under federal, state, local or foreign statutory or common law or any other law, rule or regulation, that in any way relate to or arise out of any alleged violation of state or federal securities laws or any misstatement, omission or disclosure (including in financial statements or relating to the USPS Agreement and performance metrics), any claim for arbitration or for contribution under the Exchange Act, as amended by the PSLRA, any alleged breach of duty, breach of fiduciary duty, negligence or fraud, or any other alleged wrongdoing or misconduct by Defendants, and/or the Released Persons and their Related Parties, arising out of or relating in any way to the purchase or sale of shares of common stock by any members of the Class during the Class Period or any other conduct, event or matter alleged in the Complaint. Released Claims also include any such claims that the Released Persons and Released Parties may have against Lead Plaintiff, Lead Plaintiff’s Counsel, and any and all members of the Class.

1.23 “Released Persons” means each and all of Authentidate, the Individual Defendants and their Related Parties.

1.24 “Settlement Amount” means the sum of One Million Nine Hundred Thousand Dollars ($1,900,000).

1.25 “Settlement Class” means all Persons who purchased the common stock of Authentidate during the period from and including July 16, 2004 through May 27, 2005, inclusive. Excluded from the Settlement Class is any Person who is or was named as a Defendant in the Action at any time, members of their immediate families, current and former directors and officers of Authentidate and their immediate families, and present or past heirs, executors, estates, administrators, predecessors, successors, assigns, parent subsidiaries and agents of these persons or entities. Also excluded from the Settlement Class is any Person who requests exclusion from the Settlement Class pursuant to and in accordance with the procedures set forth in the notice sent to Class Members.

1.26 “Settlement Fund” means Settlement Amount, plus all interest earned thereon after payment of the Settlement Amount.

1.27 “Settlement Hearing” means the hearing on the Settlement described in ¶ 3.2 of this Stipulation.

1.28 “Settling Parties” means, collectively, Authentidate, the Individual Defendants, and the Lead Plaintiff on behalf of itself and the other members of the Settlement Class.

1.29 “Supplemental Agreement” is defined in ¶ 7.3.

1.30 “Taxes” means federal, state, local and non-U.S. income and other taxes, together with any interest, penalties or additions to tax imposed with respect thereto.

1.31 “Tax Expenses” means expenses incurred in connection with the implementation of ¶ 2.7, including reasonable expenses of tax attorneys and accountants retained by the Escrow Agent.

1.32 “Unknown Claims” means any Released Claims which the Lead Plaintiff or any other Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its determination to enter into, or the terms of any, settlement with and release of the Released Persons, or that might have affected his, her or its decision not to object to or request exclusion from this Settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Lead Plaintiff shall expressly waive, and each of the other Class Members shall be deemed to have, and by operation of the Final Judgment shall have, expressly waived the provisions, rights and benefits of California Civil Code §1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Lead Plaintiff shall expressly waive, and each of the other Class Members shall be deemed to have, and by operation of the Final Judgment shall have, expressly waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, or foreign law, which is similar, comparable or equivalent to California Civil Code §1542. The Lead Plaintiff and other Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but the Lead Plaintiff shall expressly, and each other Class Member, upon the Effective Date, shall be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Parties acknowledge, and Class Members shall be deemed by operation of the Final Judgment to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the Settlement of which this release is a part.

2.	The Settlement Consideration

a.	The Settlement Fund

2.1 Authentidate or its insurer will deposit the Settlement Amount within thirty (30) calendar days after the Court enters the Preliminary Order granting preliminary approval of the Settlement set forth in this Stipulation according to wire transfer instructions and the Settlement Fund’s tax identification number that Lead Plaintiff’s Counsel will provide to Authentidate (the “Funding Date”). Notwithstanding the foregoing, within five (5) days after entry of the Preliminary Order, Authentidate or its Insurer will deposit $200,000 of the Settlement Amount into an escrow account (“Escrow Account”) designated by Lead Plaintiff’s Counsel to establish the notice and administration fund (the “Notice and Administration Fund”). In the event that the entire balance of the Settlement Amount is not paid into the Escrow Account on the Funding Date, the unpaid portion of the Settlement Fund shall bear interest at a rate of 5% per annum from the Funding Date.

b.	The Escrow Agent

2.2 The Escrow Agent will establish the separate, segregated interest-bearing Escrow Account (which shall be a qualified settlement fund with its own tax identification number) at a nationally recognized financial institution and shall, subject to ¶ 2.6 below, invest the Settlement Fund transferred pursuant to ¶ 2.1 hereof in short-term instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof and shall reinvest the proceeds of these instruments as they mature in similar instruments at their then-current market rates. All risks related to the investment of the Settlement Fund shall be borne by the Escrow Agent, and Lead Plaintiff and the Class, and not by any of the Defendants.

2.3 The Escrow Agent shall not disburse any portion of the Settlement Fund except as provided in this Stipulation, as provided by an order of the Court, or with the written agreement of Defendants’ Counsel.

2.4 Subject to further order(s) and/or direction(s) as may be made by the Court, or as provided in this Stipulation, the Escrow Agent is authorized to execute such transactions as are consistent with the terms of this Stipulation.

2.5 All funds held by the Escrow Agent shall be deemed and considered to be in custodia legis of the Court, and the funds and the Escrow Agent shall remain subject to the jurisdiction of the Court, until such time as such funds shall have been distributed pursuant to this Stipulation and/or further order(s) of the Court.

2.6 The Escrow Agent shall establish the Escrow Account into which up to $200,000 from the Settlement Fund shall be deposited, in accordance with ¶ 2.1. The Notice and Administration Fund shall be used by Lead Plaintiff’s Counsel to pay reasonable and necessary costs and expenses actually incurred in connection with providing notice to the Class, including locating Class Members, mailing and publishing notice of the Settlement, assisting with the filing of claims, processing Proof of Claim and Release forms, and administering and distributing the Net Settlement Fund to Authorized Claimants. The amount of the Notice and Administration Fund shall also be invested and earn interest as provided for in ¶ 2.2 of this Stipulation. If the costs of notice and administration do not exceed $200,000, the balance shall be refunded to the Settlement Fund by the Escrow Agent. If the costs of notice and administration exceed $200,000, any further reasonable and necessary costs of notice and administration shall be paid from the Settlement Fund as directed by Lead Plaintiff’s Counsel.

c.	Taxes

2.7 (a) The Settling Parties and the Escrow Agent shall treat the Settlement Fund as a “qualified Settlement fund” for purposes of §468B of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. The Escrow Agent and Authentidate shall jointly make such elections as are necessary or advisable to carry out the provisions of this ¶ 2.7.

(b) The Escrow Agent shall be the Settlement Fund’s “administrator” as that term is used in Treas. Reg. §1.468B-2(k)(3). As administrator, the Escrow Agent shall timely prepare and file, or cause to be prepared and filed, all required tax returns with respect to the Settlement Fund, including, without limitation, the returns described in Treas. Reg. §§1.468B-2(k)(1) and 1.468B-2(1)(2). From the Settlement Fund, the Escrow Agent shall timely pay, and indemnify each of the Defendants and the Related Parties for, all Taxes imposed on the income earned by the Settlement Fund. Without limiting the foregoing, from the Settlement Fund, the Escrow Agent shall reimburse Defendants within ten (10) days of written demand for any such Taxes to the extent they are imposed on Defendants for a period during which the Settlement Fund does not qualify as a “qualified settlement fund.” All amounts payable pursuant to this ¶ 2.7 shall be paid from the Settlement Fund without prior order of the Court.

(c) For the purpose of this ¶ 2.7, references to the Settlement Fund shall include the amount of the Notice and Administration Fund, and shall also include any earnings thereon.

(d) Defendants shall have no responsibility for maintaining or investing the Settlement Amount or the Settlement Fund or for the establishment or maintenance of the Escrow Account, for the payment of Taxes or Tax Expenses, or for the distribution of the

Settlement Fund or the administration of the Settlement. Defendants take no position with respect to the provisions of this Stipulation governing those issues. Defendants shall have no further or other liability or obligations to Lead Plaintiff, Lead Plaintiff’s Counsel or any other Class Member with respect to the Settlement Fund except for making the payments of the Settlement Amount in the manner and at the times expressly stated in this Stipulation.

d.	Termination of Settlement

2.8 In the event that this Stipulation is not approved by the Court or the order approving this Stipulation and entering Final Judgment does not become Final, or this Stipulation is terminated, canceled, or the Effective Date fails to occur for any reason, the Settlement Fund (including accrued interest) less expenses, including, but not limited to, the costs of notice and administration, and Taxes actually incurred or due and owing pursuant to ¶¶ 2.6 and 2.7, shall immediately be refunded to Authentidate or its insurer, with payment thereof to be made pursuant to written instructions from Defendants’ Counsel.

3.	Notice Order and Settlement Hearing

3.1 Promptly after execution of this Stipulation, the Settling Parties shall submit this Stipulation together with its Exhibits to the Court and shall request, inter alia, preliminary approval of the Settlement set forth in this Stipulation, entry of the Preliminary Order substantially in the form of Exhibit A attached hereto, and approval for the mailing of a Settlement notice (the “Notice”), and publication of a summary notice, substantially in the forms of Exhibits A-1 and A-3 attached hereto. The Notice package mailed to Class Members shall include the general terms of the Settlement set forth in this Stipulation, the proposed Plan of Allocation, the general terms of the Fee and Expense Application as defined in ¶ 6.1 hereof and the date of the Settlement Hearing as defined in ¶ 3.2.

3.2 After notice is given, the Court shall hold a hearing (the “Settlement Hearing”) at which time Lead Plaintiff’s Counsel shall request that the Court approve the Settlement of the Action as set forth herein and enter the Final Judgment in the form attached as Exhibit B to this Stipulation. At or after the Settlement Hearing, Lead Plaintiff’s Counsel also will request that the Court approve the proposed Plan of Allocation and the Fee and Expense Application; provided, however, that approval of neither the Plan of Allocation nor the Fee and Expense application shall be a condition to or in any way affect entry of the Final Judgment or such Final Judgment becoming final.

4.	Releases and Bar Order

4.1 Upon the Effective Date hereof, the Lead Plaintiff and each of the other Class Members who do not timely request exclusion from the Class in accordance with the requirements of the Notice, attached as Exhibit A-1 hereto, shall be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever released, relinquished and discharged all Released Claims against each and all of the Released Persons, whether or not such Class Member executes and delivers a Proof of Claim and Release or is an Authorized Claimant.

4.2 The Proof of Claim and Release to be executed by Class Members shall release all Released Claims against the Released Persons and shall be substantially in the form contained in Exhibit A-2 attached hereto.

4.3 Upon the Effective Date, each of the Released Persons shall be deemed to have, and by operation of the Final Judgment shall have, fully, finally, and forever released, relinquished and discharged each and all of the Lead Plaintiff and the other Class Members who do not timely request exclusion from the Class in accordance with the requirements of the Notice and Lead Plaintiff’s Counsel (in their capacity as such) from all claims (including Unknown Claims) arising out of, relating to, or in connection with, the institution, prosecution, assertion, Settlement or resolution of the Action or the Released Claims.

4.4 Notwithstanding anything to the contrary above, the Released Claims do not include claims (i) to enforce the Final Judgment, this Stipulation or the Settlement set forth herein, and any or all of their terms, including but not limited to the releases provided for herein and in the Final Judgment; or (ii) belonging to Defendants against their insurers.

5.	Administration and Calculation of Claims, Final Awards and Supervision and Distribution of the Settlement Fund

5.1 The Claims Administrator, subject to the supervision and direction of Lead Plaintiff’s Counsel and under the jurisdiction of the Court, shall administer and calculate the claims submitted by Settlement Class Members and shall oversee distribution of the Net Settlement Fund (defined below) to Authorized Claimants.

5.2 The Settlement Fund shall be applied as follows:

(a) to pay the Taxes and Tax Expenses described in 2.7 hereof; and

(b) to pay all reasonable and necessary costs and expenses actually incurred in connection with providing notice, locating Class Members, soliciting their claims, assisting with the filing of claims, administering and distributing the Net Settlement Fund to Authorized Claimants, processing Proof of Claim and Release forms and paying escrow fees and costs;

(c) to pay the attorneys’ fees and reasonable expenses of Lead Counsel (the “Fee and Expense Award”), if and to the extent allowed by the Court;

(d) to distribute the balance of the Settlement Fund (the “Net Settlement Fund”) to Authorized Claimants as allowed by this Stipulation, the Plan of Allocation, or further order of the Court.

5.3 Upon the Effective Date and thereafter, and in accordance with the terms of this Stipulation, the Plan of Allocation, or such further approval and further order(s) of the Court as may be necessary or as circumstances may require, the Net Settlement Fund shall be distributed to Authorized Claimants, subject to and in accordance with the following:

(a) Within one hundred-twenty (120) days after the mailing of the Notice or such other time as may be set by the Court, each Person claiming to be a Class Member shall be required to submit to the Claims Administrator a completed Proof of Claim and Release form, substantially in the form of Exhibit A-2 attached hereto, signed under penalty of perjury and supported by such documents as are specified in the Proof of Claim and Release and as are reasonably available to such Person.

(b) Except as otherwise ordered by the Court, any and all Class Members who fail to timely request exclusion from the Settlement pursuant to the terms of the Notice or to submit a Proof of Claim and Release within such period, or such other period as may be ordered or otherwise allowed by the Court shall be forever barred from receiving any payments pursuant to this Stipulation and the Settlement set forth herein, but will in all other respects be subject to and bound by the provisions of this Stipulation, the releases contained herein, and the Final Judgment. Notwithstanding the foregoing, Lead Plaintiff’s Counsel shall have the discretion to accept late-submitted claims for processing by the Claims Administrator, where it is fair and equitable to do so, and so long as distribution of the Net Settlement Fund is not materially delayed thereby. The Claims Administrator shall notify persons in writing of any defects in their Proof of Claim and Release Forms, objections, or requests for exclusion and shall provide such persons with a reasonable opportunity to cure any noted defects. As provided in the Preliminary Order attached as Exhibit A hereto, the Court shall maintain jurisdiction over the Claims

Administrator’s determinations of the validity of Objections, requests for exclusion or claims and/or claimants’ entitlement to payment under the Settlement, including to hear any objections by claimants to the Claims Administrator’s determinations.

(c) Upon the Court’s approval of Lead Plaintiff’s Motion to Distribute the Net Settlement Fund to Authorized Claimants, the Net Settlement Fund shall be distributed to the Authorized Claimants substantially in accordance with the Plan of Allocation approved by the Court. If there is any balance remaining in the Net Settlement Fund after a reasonable time from the date of distribution of the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise), Lead Plaintiff’s Counsel shall, if feasible, reallocate such balance among Authorized Claimants in an equitable and economic fashion but subject to the Plan of Allocation. Thereafter, any balance which still remains in the Net Settlement Fund shall be donated to CancerCare, a national non-profit, 501(c)(3) organization that provides free professional support services to anyone affected by cancer.

5.4 The Defendants and their Related Parties shall have no responsibility for, interest in, or liability whatsoever with respect to the distribution of the Net Settlement Fund, the Plan of Allocation, the determination, administration, or calculation of claims, the payment or withholding of Taxes, if any, or any losses incurred in connection therewith.

5.5 No Person shall have any claim against (i) Defendants and/or the Related Parties or their counsel with respect to the Plan of Allocation or distribution of the Settlement Fund; or (ii) Lead Plaintiff or Lead Plaintiff’s Counsel or the Claims Administrator, or other Person designated by Lead Plaintiff’s Counsel, or based on the distributions made substantially in accordance with this Stipulation and the Settlement contained herein, the Plan of Allocation, or further order(s) of the Court.

5.6 It is understood and agreed by the Settling Parties that any proposed Plan of Allocation of the Net Settlement Fund including, but not limited to, any adjustments to an Authorized Claimant’s claim set forth therein, is not a part of this Stipulation and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in this Stipulation; and no order or proceeding relating to the Plan of Allocation shall operate to terminate or cancel or otherwise affect this Stipulation or the finality of the Court’s order and Final Judgment approving this Stipulation and the Settlement set forth herein, or any other orders entered pursuant to this Stipulation, or the occurrence of the Effective Date.

5.7 Each Authorized Claimant shall be deemed to have submitted to the jurisdiction of the Court solely with respect to the Authorized Claimant’s claim, including but not limited to the releases provided for herein and in the Final Judgment, and any order the Court may issue with respect to such claim.

6.	Plaintiff’s Attorneys’ Fees and Expenses

6.1 Lead Plaintiff’s Counsel may submit an application or applications (the “Fee and Expense Application”) for distributions from the Settlement Fund for an award of attorneys’ fees not to exceed fifteen percent (15%) of the Settlement Amount plus reimbursement of reasonable expenses, not to exceed $203,000, incurred in connection with prosecuting the Action. Such amount as may be awarded by the Court (until paid) shall accrue interest from the date that the Settlement Amount is fully funded pursuant to paragraph 2.1 at the same rate as earned by the Settlement Fund.

6.2 Upon an appropriate Court order, the fees and expenses, as awarded by the Court, shall be paid to Lead Plaintiff’s Counsel from the Settlement Fund, as ordered, immediately after the Court enters an order awarding such fees and expenses and the Court’s entry of an order and Final Judgment. In the event that the Effective Date does not occur, or the Final Judgment or the order making the Fee and Expense Award is reversed, vacated or modified, or this Stipulation is canceled or terminated for any other reason, and in the event that the Fee and Expense Award has been paid to any extent, then Lead Plaintiff’s Counsel shall be obligated to immediately refund to the Settlement Fund such amounts of fees and expenses as are consistent with any reversal, vacatur or modification plus interest at the same rate as earned on the Settlement Fund. Lead Plaintiff’s Counsel, as a condition of receiving such fees and expenses, agrees that it is subject to the jurisdiction of the Court for the purpose of enforcing the provisions of this paragraph.

6.3 The procedure for and the allowance or disallowance by the Court of any applications by Lead Plaintiff’s Counsel for attorneys’ fees and expenses to be paid out of the Settlement Fund, and entry by the Court of the findings and conclusions pursuant to Section 21D(c)(1) of the Exchange Act, as amended by the PSLRA, are not part of the Settlement set forth in this Stipulation, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in this Stipulation, and any order or proceeding relating to the Fee and Expense Application, or findings and conclusions pursuant to Section 21D(c)(1) of the Exchange Act, or any appeal from any order relating thereto or reversal, vacatur or modification thereof, shall not operate to terminate or cancel this Stipulation, or affect or delay the finality of the Final Judgment approving this Stipulation and the Settlement of the Action, including the releases, set forth herein, or the occurrence of the Effective Date.

6.4 Defendants and their Related Parties shall have no responsibility for any payment of attorneys’ fees and expenses to Lead Plaintiff’s Counsel, or any other plaintiff’s counsel, over and above payment of the Settlement Fund.

6.5 Defendants and their Related Parties shall have no responsibility for any payment or allocation of any other fees or expenses, in the event that any other person asserts a claim for fees or expenses.

7.	The Effective Date And Conditions For The Effectiveness Of The Settlement

7.1 The Effective Date of this Stipulation shall be conditioned on the occurrence of all of the following events:

(a) the Court has entered the Preliminary Order, as required by ¶ 3.1 hereof;

(b) the Court has entered the Final Judgment, substantially in the form of Exhibit B attached hereto; and

(c) the Final Judgment has become Final, as defined in ¶ 1.10 hereof.

7.2 Upon the occurrence of all of the events referenced in ¶ 7.1 hereof, any and all remaining interest or right of Defendants in or to the Settlement Fund, if any, shall be absolutely and forever extinguished. If all of the conditions specified in ¶ 7.1 hereof are not met, then this Stipulation shall be canceled and terminated subject to ¶ 7.3 hereof unless Lead Plaintiff and Defendants mutually agree through their respective counsel in writing to proceed with this Stipulation.

7.3 Authentidate shall have the option to terminate the Settlement provided for in this Stipulation in the event that the total number of shares of Authentidate common stock purchased during the Class Period by members of the Settlement Class who submit requests to be excluded from the Class, in accordance with the requirements stated in this Stipulation and the Preliminary

Order, equals or exceeds the percentage stated in a confidential supplemental agreement entered into by Lead Plaintiff and Authentidate (the “Supplemental Agreement”) of the total number of shares of Authentidate common stock purchased during the Class Period by Persons who are Class Members and would be eligible to receive payment under the Settlement. The Supplemental Agreement entered into by Lead Plaintiff and Authentidate shall not be filed with the Court unless and until the Court asks the parties to do so or a dispute arises between Lead Plaintiff and Authentidate concerning interpretation or application of the Supplemental Agreement. In either of those events, the Supplemental Agreement shall be filed with the Court and the parties shall request that it be filed and maintained by the Court under seal. In the event of an objection to the Settlement based upon the confidentiality of the percentage stated in the Supplemental Agreement, and notwithstanding anything to the contrary in this Paragraph or the Supplemental Agreement, Lead Plaintiff and Authentidate may mutually agree to waive confidentiality.

7.4 Unless otherwise ordered by the Court, in the event this Stipulation shall terminate, or be canceled, or the Effective Date shall not occur for any reason (including if Authentidate exercises the option provided in ¶ 7.3), then immediately after the occurrence of such event, the Settlement Fund (including accrued interest), plus any amount then remaining in the Notice and Administration Fund (including accrued interest), less expenses which have been either incurred or disbursed pursuant to ¶¶ 2.6 and 2.7 hereof, shall be refunded to Authentidate or its insurer by the Escrow Agent pursuant to written instructions from Defendants’ Counsel. At the request of Defendants’ Counsel, the Escrow Agent or its designee shall apply for any tax refund owed on the Settlement Fund and pay the proceeds, at the written direction of Defendants’ Counsel.

7.5 In the event that this Stipulation is not approved by the Court or the Settlement set forth in this Stipulation is terminated or the Effective Date does not occur in accordance with its terms, the Settling Parties shall be restored to their respective positions in the Action as of October 19, 2010. In such event, the fact, terms and provisions of this Stipulation, with the exception of ¶¶ 2.6-2.8, 7.3-7.6 and 8.3 and 8.4 hereof, shall have no further force and effect with respect to the Settling Parties and shall not be used in this Action or in any other action or proceeding for any purpose, and any judgment or order entered by the Court in accordance with the terms of this Stipulation shall be treated as vacated, nunc pro tunc. No order of the Court or modification or reversal on appeal of any order of the Court concerning the Plan of Allocation or the amount of any attorneys’ fees, costs, expenses and interest awarded by the Court to the Lead Plaintiff’s Counsel, or entry of the Court’s findings and conclusions pursuant to Section 21D(c)(1) of the Exchange Act, as amended by the PSLRA, shall constitute grounds for cancellation or termination of this Stipulation.

7.6 If the Effective Date does not occur, or if this Stipulation is terminated pursuant to its terms, neither the Lead Plaintiff nor its counsel shall have any obligation to repay any amounts disbursed pursuant to ¶¶2.6 or 2.7 hereof.

7.7 If a case is commenced with respect to any Defendant under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver or conservator is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of the Settlement Fund, or any portion thereof, by or on behalf of such Defendant to be a preference, voidable transfer, fraudulent transfer or similar transaction, and any portion thereof is required to be returned, and such amount is not promptly deposited to the Settlement Fund by other Defendants, then, at the election of Lead Plaintiff’s Counsel, the parties shall jointly move the Court to vacate and set aside the releases given and the Final Judgment entered in favor of Defendants pursuant to this Stipulation, which releases and Final Judgment shall be null and void, and the parties shall be restored to their respective positions in the Action as of October 19, 2010, provided that any cash amounts in the Escrow Account shall be returned as provided in ¶ 6.2 and 7.4.

7.8 Each Defendant warrants and represents that it or he is not “insolvent” within the meaning of 11 U.S.C. §101(32) as of the time this Stipulation is executed and as of the time the payment was transferred or made as reflected in this Stipulation.

8.	Miscellaneous Provisions

8.1 The Settling Parties (a) acknowledge that it is their interest and intent to consummate this agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement all terms and conditions of this Stipulation and to exercise their best efforts to accomplish the foregoing terms and conditions of this Stipulation.

8.2 The Settling Parties intend this Settlement to be a final and complete resolution of all disputes between them with respect to the Action. The Settlement compromises claims which are contested and shall not be deemed an admission by or otherwise as evidence of any Settling Party as to the merits of any claim or defense. The parties agree that, and the Final Judgment will contain a finding that, during the course of the Action, the parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11. The Settling Parties agree that the amount paid to the Settlement Fund and the other terms of the Settlement were negotiated in good faith by the Settling Parties, and reflect a Settlement that was reached voluntarily after consultation with competent legal counsel. The Settling Parties reserve their right to rebut, in any manner that such party determines to be appropriate, any contention made in any public forum that the Action was brought or defended in bad faith or without a reasonable basis.

8.3 Neither this Stipulation nor the Settlement contained herein, nor any act performed or document executed pursuant to or in furtherance of this Stipulation or the Settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of any of the Defendants, or damage to any Class Member or other person; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Defendants in any civil, criminal, regulatory or administrative proceeding in any court, administrative agency or other tribunal. However, Defendants and the Released Persons may file this Stipulation (or its exhibits) and/or the Final Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

8.4 All agreements made during the course of the Action relating to the confidentiality of information shall survive this Stipulation.

8.5 All of the Exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

8.6 This Stipulation may be amended or modified only by a written instrument signed by or on behalf of all Settling Parties or their respective successors-in-interest.

8.7 This Stipulation and the Exhibits attached hereto and the Supplemental Agreement constitute the entire agreement among the parties hereto and no representations, warranties or inducements have been made to, and no reliance has been made by, any party concerning this Stipulation or its Exhibits other than the representations, warranties and covenants contained and memorialized in such documents. Except as otherwise provided herein, each party shall bear its own costs.

8.8 Lead Plaintiff’s Counsel, on behalf of the Class, is expressly authorized by the Lead Plaintiff to take all appropriate action required or permitted to be taken pursuant to this Stipulation to effectuate its terms and also is expressly authorized to enter into any modifications or amendments to this Stipulation on behalf of the Settlement Class which it deems appropriate.

8.9 Each counsel or other Person executing this Stipulation or any of its Exhibits on behalf of any party hereto hereby warrants that such Person has the full authority to do so.

8.10 This Stipulation may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. A complete set of original executed counterparts shall be filed with the Court.

8.11 This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Settling Parties and the Released Persons and the Related Parties.

8.12 The Court shall retain jurisdiction with respect to implementation and enforcement of this Stipulation and the Final Judgment, and the Settling Parties submit to the jurisdiction of the Court for purposes of implementing this Stipulation and the Final Judgment. The Court shall retain jurisdiction to resolve any disputes by Class Members regarding claims for payment from the Net Settlement Fund.

8.13 This Stipulation and the Exhibits hereto shall be governed and construed in accordance with the laws of the State of New York and without regard to the New York choice-of-law rules except to the extent that federal law governs.

IN WITNESS WHEREOF, the parties hereto have caused this Stipulation to be executed, by their duly authorized attorneys, dated as of January 27, 2011.

ENTWISTLE & CAPPUCCI LLP

/s/
Andrew J. Entwistle Johnston de F. Whitman, Jr. Jordan Cortez 280 Park Avenue New York, New York 10017 Telephone: (212) 894-7200 Facsimile: (212) 894-7272 Attorneys for Lead Plaintiff

WEIL, GOTSHAL & MANGES LLP

/s/

Irwin H. Warren Miranda S. Schiller 767 Fifth Avenue New York, NY 10153-0119 Telephone: 212/310-8000 Facsimile: 212/310-8007

Attorneys for Defendant Authentidate Holding Corp., Surendra Pai, John J. Waters, Denis H. Bunt, Peter R. Smith and John T. Botti